Exhibit 99.1

Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend

and 5% Stock Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania – October 15, 2014

On October 14, 2014, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.125 per common share, payable on November 11, 2014, to shareholders of record at the close of business on October 28, 2014. Including the dividend that was just declared, cash dividends for the year 2014 will total $0.49 per share, representing an increase of $0.03 or 6.5 percent above the year 2013. Also on October 14, 2014, a 5% common stock dividend was declared, payable on December 9, 2014, to shareholders of record at the close of business on October 28, 2014.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Questions or comments concerning this Press Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

Press Release Page 1 of 1	Codorus Valley Corporate Center 105 Leader Heights Road, York, PA 17403 717-747-1519